Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTEGRAMED AMERICA, INC.

IntegraMed America, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the corporation is IntegraMed America, Inc.

SECOND: The Board of Directors of the Corporation duly adopted resolutions on September 20, 2012, setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation (the “Restated Certificate”) filed with the Secretary of State of Delaware on September 20, 2012, declaring said amendment to be advisable and in the best interests of the Corporation, and authorizing the distribution of a resolution to the sole stockholder of the Corporation for consideration thereof.

THIRD: That the sole stockholder of the Corporation entitled to vote thereon has authorized said amendment.

FOURTH: That said amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. The Restated Certificate is hereby amended as follows:

“Article IV

CAPITAL STOCK

The authorized capital stock the Corporation shall consist of one thousand (1,000) shares of Common Stock, par value of $0.01 (the “Common Stock”).”

FIFTH: The Restated Certificate is hereby ratified and confirmed in all other respects.

[Signature page follows.]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be duly executed this 20th day of September, 2012.

INTEGRAMED AMERICA, INC.

By:	/s/ Jay Higham
Name:	Jay Higham
Title:	President and Chief Executive Officer